                                                                       Exhibit A



                     AGREEMENT AND PLAN OF REORGANIZATION

                                by and between

                           F&M NATIONAL CORPORATION

                                      and

                           ATLANTIC FINANCIAL CORP.


                         ____________________________

                                 July 5, 2000
                         ____________________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1.  THE MERGER AND RELATED MATTERS................................   1
  1.1       The Merger....................................................   1
  1.2       Conversion of AFC Stock.......................................   1
  1.3       Board of Directors of AFC Subsidiaries; Officers and
             Employees....................................................   2
  1.4       AFC Stock Options.............................................   2
  1.5       Closing; The Effective Date...................................   3
  1.6       Articles of Incorporation and Bylaws..........................   3
  1.7       Merger of Subsidiaries........................................   3
  1.8       Dissenting Shares.............................................   3
  1.9       Definitions...................................................   4

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF AFC.........................   4
  2.1       Organization, Standing and Power of AFC.......................   4
  2.2       Organization, Standing and Power of the AFC Subsidiaries......   5
  2.3       Authorized and Effective Agreements...........................   5
  2.4       Capital Structure.............................................   6
  2.5       Rights........................................................   6
  2.6       Financial Statements; Books and Records; Minute Books.........   6
  2.7       Absence of Material Changes and Events........................   7
  2.8       Absence of Undisclosed Liabilities............................   7
  2.9       Legal Proceedings; Compliance with Laws.......................   7
  2.10      Tax Matters...................................................   7
  2.11      Property......................................................   8
  2.12      Employee Benefit Plans........................................   8
  2.13      Insurance.....................................................   9
  2.14      Loans; Allowance for Loan Losses..............................  10
  2.15      Environmental Matters.........................................  10
  2.16      Takeover Laws.................................................  12
  2.17      Brokers.......................................................  12
  2.18      Securities Reports............................................  12
  2.19      Tax Treatment; Accounting Treatment...........................  12
  2.20      Statements True and Correct...................................  12

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF F&M.........................  13
  3.1       Organization, Standing and Power..............................  13
  3.2       Organization, Standing and Power of F&M Subsidiaries..........  13
  3.3       Authorized and Effective Agreement............................  13
  3.4       Capital Structure.............................................  14
  3.5       Financial Statements; Books and Records; Minute Books.........  14
  3.6       Absence of Material Changes or Events.........................  15
  3.7       Absence of Undisclosed Liabilities............................  15

                                                                          Page
                                                                          ----
  3.8        Legal Proceedings; Compliance with Laws...................    15
  3.9        Tax Matters...............................................    15
  3.10       Employee Benefit Plans....................................    16
  3.11       Insurance.................................................    16
  3.12       Allowance for Loan Losses.................................    16
  3.13       Environmental Matters.....................................    16
  3.14       Securities Reports........................................    17
  3.15       Tax Treatment; Accounting Treatment.......................    17
  3.16       Statements True and Correct...............................    17

ARTICLE 4.   COVENANTS AND AGREEMENTS..................................    17
  4.1        Reasonable Best Efforts...................................    17
             Access to Information; Notice of Certain Matters,
  4.2        Confidentiality...........................................    18
  4.3        Registration Statement; Shareholder Approval..............    18
  4.4        Operation of the Business of AFC..........................    19
  4.5        Operation of the Business of F&M..........................    20
  4.6        Dividends.................................................    21
  4.7        No Solicitation of Other Offers...........................    21
  4.8        Regulatory Filings........................................    21
  4.9        Public Announcements......................................    21
  4.10       Accounting Treatment......................................    22
  4.11       Affiliate Agreements......................................    22
  4.12       Benefit Plans; Employment Agreements......................    22
  4.13       NYSE Listing..............................................    22
  4.14       Indemnification...........................................    22
  4.15       Stock Option Agreement....................................    23

ARTICLE 5    CONDITIONS TO THE MERGER..................................    23
  5.1        General Conditions........................................    23
  5.2        Conditions to Obligations of F&M..........................    24
  5.3        Conditions to Obligations of AFC..........................    25

ARTICLE 6    TERMINATION...............................................    25
  6.1        Termination...............................................    25
  6.2        Effect of Termination.....................................    26
  6.3        Survival of Representations, Warranties and Covenants.....    27
  6.4        Fees and Expenses.........................................    27

ARTICLE 7    GENERAL PROVISIONS........................................    28
  7.1        Entire Agreement..........................................    28
  7.2        Binding Effect; No Third-Party Rights.....................    28


                                                                       Page
                                                                       ----
  7.3        Waiver and Amendment.....................................  28
  7.4        Governing Law............................................  28
  7.5        Notices..................................................  28
  7.6        Counterparts.............................................  29
  7.7        Severability.............................................  29

EXHIBIT A --   Plan of Merger
EXHIBIT B --   Stock Option Agreement
EXHIBIT C --   Affiliate Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 5, 2000, by and between F&M NATIONAL CORPORATION, a Virginia corporation ("F&M"), and ATLANTIC FINANCIAL CORP., a Virginia corporation ("AFC").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of F&M and AFC have approved the affiliation of their companies through the merger of AFC with and into F&M pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

     WHEREAS, the parties desire to provide for certain conditions, representations, warranties and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1
                        The Merger and Related Matters

     1.1  The Merger

     At the Effective Date, as defined in Section 1.5 hereof, AFC shall be merged with and into F&M pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). The separate corporate existence of AFC shall thereupon cease, and F&M will survive and continue to exist as a Virginia corporation. From and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

     1.2  Conversion of AFC Stock

     (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $5.00 per share, of AFC ("AFC Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in Section 1.8) shall cease to be outstanding and shall be converted into and exchanged for
0.753 shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock") pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the "Exchange Ratio").

     (b) F&M will issue cash in lieu of fractional shares to the holders of AFC Common Stock on the basis of the Average Closing Price of F&M Common Stock. As used herein, "Average Closing Price" shall mean the average closing price of F&M Common Stock as reported by the New York Stock Exchange (the "NYSE") Composite Transactions reporting system for each of the ten consecutive NYSE trading days ending on the fifth trading day prior to the Effective Date.

     (c) In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio .

     1.3  Board of Directors of AFC Subsidiaries; Officers and Employees

     (a) Upon consummation of the Merger, F&M shall cause one member of the Board of Directors of AFC, designated by the Board of Directors of AFC prior to the Effective Date and subject to the approval of F&M, to become a member of the Board of Directors of F&M.

     (b) At the Effective Date, the Board of Directors of the surviving corporation in the merger of Peninsula Bank and Trust, Incorporated ("Peninsula Trust") and United Community Bank ("UCB"), each a Virginia corporation and subsidiary of AFC (as existing on and after the effective date of such merger, the "Continuing Bank"), as contemplated by Section 1.7 hereof, shall consist of all the current directors of AFC. All current directors of Peninsula Trust and UCB as of the date hereof will be offered a position on the Continuing Bank's Advisory Board.

     (c) The officers and employees of the Continuing Bank will be approved by F&M prior to the Merger.

     1.4  AFC Stock Options

     From and after the Effective Date, all employee stock options to purchase shares of AFC Common Stock (each, a "AFC Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such AFC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such AFC Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such AFC Stock Option shall be equal to the number of shares of AFC Common Stock that were purchasable under such AFC Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such AFC Stock Option shall be adjusted by dividing the per share exercise price of each such AFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each AFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each AFC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code.

     1.5  Closing; The Effective Date

     The Merger shall become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger (the "Effective Date"). Subject to the satisfaction or waiver of the conditions set forth in Article V, the parties shall use their reasonable best efforts to cause the Effective Date to occur on or before January 2, 2001 or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or prior to the Effective Date will exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. At or after the Merger Closing, F&M and AFC shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger.

     1.6  Articles of Incorporation and Bylaws

     The articles of incorporation and by-laws of F&M immediately after the Merger shall be those of F&M as in effect immediately prior to the Effective Date.

     1.7  Merger of Subsidiaries

     AFC shall take such actions, and shall cause Peninsula Trust and UCB to take such actions, as may be required in order to effect, prior to the Effective Time, the merger of UCB with and into Peninsula Trust or, in the alternative, Peninsula Trust with and into UCB. The name of the Continuing Bank will be "F&M Bank-Atlantic". In the event that any such actions shall be taken and the Merger shall not be consummated for any reason other than a breach of this Agreement by AFC, F&M shall reimburse AFC for all legal and regulatory costs incurred by AFC with respect to such actions.

     1.8  Dissenting Shares

     Shareholders of AFC shall have the right to demand and receive payment of the fair value of their shares of AFC Common Stock pursuant to the provisions of VSCA Section 13.1-729 et seq. (the "Dissenting Shares").

     1.9  Definitions

     Any term defined in this Agreement and the Plan of Merger shall have the meaning ascribed to it for purposes of this Agreement. In addition:

     (a) The term "Knowledge" means the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O (12 C.F.R. 215).

     (b) The term "Material Adverse Effect" means, with respect to a party, any effect that (i) has or is reasonably likely to have a material and adverse effect upon the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) would materially impair the party's ability to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger; provided that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or (b) changes in generally accepted accounting principles or regulatory requirements applicable to financial institutions.

     (c) The term "Previously Disclosed" shall mean information set forth in a schedule (a "Disclosure Schedule", which shall be arranged in sections corresponding to the sections of this Agreement) from one party to the other party delivered and dated not later than 5:00 p.m. on July 24, 2000, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of such party's representations and warranties and covenants and agreements. Any matter included, whether aggregated or not, in the AFC Financial Statements or the F&M Financial Statements, as the case may be, shall be deemed to be Previously Disclosed.

                                   ARTICLE 2
                     Representations and Warranties of AFC

     AFC represents and warrants to F&M as follows:

     2.1  Organization, Standing and Power of AFC

     AFC is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. AFC has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and AFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement of even date herewith by and between AFC and F&M, a copy of which is attached hereto as Exhibit B (the "Option Agreement"), and to consummate the transactions contemplated hereby and thereby. AFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

     2.2  Organization, Standing and Power of the AFC Subsidiaries

     Each subsidiary of AFC is identified on its Disclosure Schedule (the "AFC Subsidiaries" and, collectively with AFC, the "AFC Companies") is a duly organized corporation, validly existing and in good standing under applicable laws. Each AFC Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on AFC on a consolidated basis. The outstanding shares of capital stock of each of the AFC Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by AFC free and clear of all liens, claims and encumbrances or preemptive rights of any person.

     2.3  Authorized and Effective Agreements

     (a) Subject to receipt of the approval of the shareholders of AFC of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of AFC on or prior to the date hereof. This Agreement, the Plan of Merger and the Option Agreement are valid and legally binding obligations of AFC, enforceable against AFC in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

     (b) Neither the execution and delivery of this Agreement, the Plan of Merger and the Option Agreement, nor the consummation of the transactions contemplated herein or therein, nor compliance by AFC with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of AFC; (ii) except as Previously
                                                                  ----------
Disclosed in its Disclosure Schedule, constitute or a default under, or give
---------
rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of AFC pursuant to any (A) note, bond, mortgage, indenture, or (B) any material license, agreement or other instrument or obligation, to which AFC is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to AFC.

     2.4  Capital Structure

     The authorized capital stock of AFC consists of 20,000,000 shares of common stock, par value $5.00 per share, of which 4,168,185 shares are issued and outstanding as of this date. All outstanding shares of AFC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are options held by employees of AFC that represent rights to purchase a total of 120,642 shares of AFC Common Stock.

      2.5 Rights

     As of the date of this Agreement, there are not any shares of capital stock of AFC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which AFC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by the Option Agreement and as Previously Disclosed in its
                                               --------------------
Disclosure Schedule (which shall include copies of the stock option plans and individual stock option agreements pursuant to which employees of AFC may exercise stock options).

     2.6  Financial Statements; Books and Records; Minute Books

     The AFC Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of AFC as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of the AFC Companies fairly reflect in all material respects the transactions to which they are a party or by which their properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the AFC Companies contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of its Board of Directors). The AFC Financial Statements shall mean
(i) the consolidated balance sheets of AFC as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1999, 1998 and 1997 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of AFC and related consolidated statements of income and stockholders' equity (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1999.

     2.7  Absence of Material Changes and Events

     Since March 31, 2000 and except as Previously Disclosed in its Disclosure
                                        --------------------
Schedule, there has not been any change in the financial condition or results of operations of AFC or the AFC Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     2.8  Absence of Undisclosed Liabilities

     AFC has not incurred any liability (contingent or otherwise) that is material to AFC on a consolidated basis or that, when combined with all similar liabilities, would be material to AFC on a consolidated basis, except as Previously Disclosed in its Disclosure Schedule or as disclosed in the AFC
--------------------
Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent AFC Financial Statements.

     2.9  Legal Proceedings; Compliance with Laws

     Except as Previously Disclosed in its Disclosure Schedule, there are no
               --------------------
actions, suits or proceedings instituted or pending or, to the Knowledge of AFC, threatened against any of the AFC Companies or against any property, asset, interest or right of the AFC Companies, or against any officer, director or employee of the AFC Companies that would, if determined adversely to AFC or any AFC Subsidiary, have a Material Adverse Effect on AFC on a consolidated basis. To the Knowledge of AFC, the AFC Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

     2.10 Tax Matters

     The AFC Companies have filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by the AFC Companies have been paid, are reflected as a liability in the AFC Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously
--------------------
Disclosed, no tax return or report of the AFC Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against the AFC Companies by any taxing authority. As used herein, "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     2.11  Property

     Except as Previously Disclosed in its Disclosure Schedule or reserved
               --------------------
against in the AFC Financial Statements, the AFC Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the AFC Financial Statements as of March 31, 2000 or acquired after such date. To the Knowledge of AFC, all buildings, and all fixtures, equipment, and other property and assets that are material to its business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To the Knowledge of AFC, the buildings, structures, and appurtenances owned, leased, or occupied by the AFC Companies are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

     2.12  Employee Benefit Plans

     (a)   AFC has Previously Disclosed in its Disclosure Schedule all employee
                   --------------------
benefit plans and programs, including without limitation: (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to current and former employees of AFC (collectively, the "AFC Benefit Plans").

     (b) None of the AFC Benefit Plans is a "multi-employer plan" as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (c)   Except as Previously Disclosed in its Disclosure Schedule, all AFC
                     --------------------
Benefit Plans are in compliance in all material respects with applicable laws and regulations, and AFC has administered the AFC Benefit Plans in accordance with applicable laws and regulations in all material respects.

     (d) Each AFC Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter.

     (e) AFC has made available to F&M copies of all AFC Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to the AFC Benefit Plans.

     (f) To the knowledge of AFC, AFC has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any AFC Employee Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

     (g) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any AFC Benefit Plans.

     (h) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Code section 280G. Except as Previously Disclosed in its Disclosure Schedule, no AFC Benefit Plan contains
--------------------
any provision which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

     (i) AFC has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at the expense of AFC after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

     2.13 Insurance

     Each of the AFC Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of AFC, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2000, none of the AFC Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the AFC Companies has been refused any insurance coverage sought or applied for, and AFC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the AFC Companies.

     2.14   Loans; Allowance for Loan Losses

     (a)    Except as Previously Disclosed in its Disclosure Schedule, to the
                      --------------------
Knowledge of AFC each loan reflected as an asset in the AFC Financial Statements
(i) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (iv) in all material respects was made in accordance with AFC's standard loan policies.

     (b)    AFC has Previously Disclosed in its Disclosure Schedule the
                    --------------------
aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the AFC Companies that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified" or words of similar import, and AFC shall promptly on a periodic basis inform F&M of any such classification arrived at any time after the date hereof.

     (c) The real property classified as other real estate owned ("OREO") included in non-performing assets is carried net of reserve at the lower of cost or market value based on independent appraisals.

     (d) The allowance for loan losses reflected on the statements of financial condition included in the AFC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

     2.15   Environmental Matters

     (a)    Except as Previously Disclosed in its Disclosure Schedule, the AFC
                      --------------------
Companies are in substantial compliance with all Environmental Laws (as defined below). AFC has not received any communication alleging that AFC is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) AFC has not received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) AFC, (ii) any person or entity whose liability for any Environmental Claim AFC has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by AFC, or any real or personal property which AFC has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which AFC holds a security interest securing a loan recorded on the books of AFC. AFC is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     (c) With respect to all real and personal property owned or leased by AFC, or all real and personal property which AFC has been, or is, judged to have managed or to have supervised or to have participated in the management of, AFC will promptly provide F&M with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be Previously Disclosed in its Disclosure Schedule). The AFC
                 --------------------
Companies are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against AFC or against any person or entity whose liability for any Environmental Claim AFC has or may have retained or assumed either contractually or by operation of law.

     (e) For purposes of this Agreement, the following terms shall have the following meanings:

            (1) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

            (2) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

            (3) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     2.16   Takeover Laws

     AFC has taken all action necessary to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of AFC's disinterested directors approved such transactions for such purposes prior to any "determination date" with respect to F&M) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA.

     2.17   Brokers

     Other than the financial advisory services performed for AFC by Davenport & Company LLC (on terms disclosed to F&M), neither AFC nor any of its subsidiaries, nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated by this Agreement.

     2.18   Securities Reports

     AFC has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports and documents required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). AFC's Annual Report on Form 10-KSB for the year ended December 31, 1999, and all other reports, definitive proxy statements or documents filed or to be filed by it subsequent to December 31, 1999 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and
(ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.19   Tax Treatment; Accounting Treatment

     As of the date hereof, AFC is aware of no reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code or may not be accounted for as "pooling of interests" under generally accepted accounting principles.

     2.20   Statements True and Correct

     When the Registration Statement on Form S-4 (the "Registration Statement") to be filed by F&M with the SEC shall become effective, and at all times subsequent thereto up to and including the AFC shareholders' meeting called to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by AFC relating to AFC, (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 3
                     Representations and Warranties of F&M

     F&M represents and warrants to AFC as follows:

     3.1    Organization, Standing and Power

     F&M is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. F&M has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business; and F&M has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. F&M is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

     3.2    Organization, Standing and Power of F&M Subsidiaries

     Each subsidiary of F&M (the "F&M Subsidiaries" and, collectively with F&M, the "F&M Companies") is a duly organized corporation, validly existing and in good standing in their respective states of incorporation. Each F&M Subsidiary
(i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on F&M on a consolidated basis. The outstanding shares of capital stock of each of the F&M Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by F&M free and clear of all liens, claims and encumbrances or preemptive rights of any person.

     3.3    Authorized and Effective Agreement

     (a) This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of F&M. This Agreement and the Plan of Merger are valid and legally binding obligations of F&M, enforceable against it in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by F&M with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of F&M or any F&M Subsidiary; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of F&M or any F&M Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation that would have a Material Adverse Effect F&M, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to F&M or any F&M Subsidiary.

     3.4    Capital Structure

     The authorized capital stock of F&M consists of: (i) 5,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 30,900,000 shares of common stock, par value $2.00 per share, of which 24,857,526 shares were issued and outstanding on May 31, 2000. All outstanding shares of F&M Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of F&M Common Stock to be issued in exchange for shares of AFC Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, will not be issued in violation of the preemptive rights of any person, and will be duly registered under the applicable federal and state securities laws.

     3.5    Financial Statements; Books and Records; Minute Books

     The F&M Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of F&M as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of the F&M Companies fairly reflect in all material respects the transactions to which each company is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the F&M Companies contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of its Board of Directors). The F&M Financial Statements shall mean (i) the consolidated balance sheets of F&M as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1999,

1998 and 1997 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of F&M and related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1999.

     3.6    Absence of Material Changes or Events

     Since March 31, 2000, there has not been any change in the financial condition or results of operations of F&M or the F&M Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     3.7    Absence of Undisclosed Liabilities

     Neither F&M nor any F&M Subsidiary has any liability (contingent or otherwise) that is material to F&M on a consolidated basis or that, when combined with all similar liabilities, would be material to F&M on a consolidated basis, except as disclosed in the F&M Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent F&M Financial Statements.

     3.8    Legal Proceedings; Compliance with Laws

     There are no actions, suits or proceedings instituted or pending or, to the Knowledge of F&M, threatened against any of the F&M Companies or against any property, asset, interest or right of any of the F&M Companies or against any officer, director or employee of any of the F&M Companies that would, if determined adversely to F&M or any F&M Subsidiary, have a Material Adverse Effect on F&M on a consolidated basis. To the Knowledge of F&M, the F&M Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).

     3.9    Tax Matters

     The F&M Companies have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by the F&M Companies have been paid, are reflected as a liability in the F&M Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously Disclosed, no tax return or report of the F&M Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against the F&M Companies by any taxing authority.

     3.10   Employee Benefit Plans

     (a) All F&M employee benefit plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to F&M on a consolidated basis.

     (b) No F&M employee benefit plan subject to ERISA that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's `benefit liabilities,' as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

     3.11   Insurance

     Each of the F&M Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of F&M, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2000, none of the F&M Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the F&M Companies has been refused any insurance coverage sought or applied for, and F&M has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the F&M Companies.

     3.12   Allowance for Loan Losses

     The allowance for loan losses reflected on the balance sheets included in the F&M Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

     3.13   Environmental Matters

     To the Knowledge of F&M, the F&M Companies are in substantial compliance with all Environmental Laws. None of the F&M Companies has received any communication alleging that F&M or any F&M Subsidiary is not in such compliance and, to the Knowledge of F&M, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     3.14   Securities Reports

     F&M has filed with the SEC all required forms, reports and documents required under the Exchange Act. F&M's Annual Report on Form 10-K for the year ended December 31, 1999, and all other reports, definitive proxy statements or documents filed or to be filed by it subsequent to December 31, 1999 under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.14   Tax Treatment; Accounting Treatment

     As of the date hereof, F&M is aware of no reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code or may not be accounted for as "pooling of interests" under generally accepted accounting principles.

     3.15   Statements True and Correct

     When the Registration Statement to be filed by F&M with the SEC shall become effective, and at all times subsequent thereto up to and including the AFC shareholders' meeting called to consider and vote on the approval of the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by F&M relating to F&M (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                           Covenants and Agreements

     4.1    Reasonable Best Efforts

     Subject to the terms and conditions of this Agreement, F&M and AFC agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

     4.2    Access to Information; Notice of Certain Matters; Confidentiality

     (a) F&M and AFC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. F&M and AFC each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided, however, that such investigation shall not interfere unnecessarily with normal operations. F&M and AFC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

     (b) F&M and AFC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     (c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

     4.3    Registration Statement; Shareholder Approval

     (a) F&M and AFC agree to cooperate in the preparation of the Registration Statement to be filed by F&M with the SEC in connection with the issuance of F&M Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of F&M and AFC constituting a part thereof (the "Proxy Statement") and all related documents). F&M and AFC agree to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as reasonably practicable after filing thereof. F&M shall also take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of F&M Common Stock pursuant to the Merger.

     (b) AFC shall submit this Agreement and the Plan of Merger to its shareholders at a special meeting to be held as promptly as practicable after the Registration Statement is declared effective for the purpose of approving the Merger. The Board of Directors of AFC shall recommend such approval, and AFC shall take all reasonable lawful action to solicit such approval by its shareholders; provided, however, that if the Board of Directors of AFC shall have reasonably determined in good faith (after consultation with its counsel) that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of AFC, then the Board of Directors of AFC shall not be obligated to recommend the approval of this Agreement and Plan of Merger.

     4.4    Operation of the Business of AFC

     AFC agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by F&M, during the period from the date hereof to the Effective Date:

     (a) AFC will conduct its operations only in the ordinary and usual course of business consistent with past practice (subject, in any event, to the provisions of paragraph (c) below) and will use its best efforts to keep available the services of its officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

     (b) AFC shall not take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or AFC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

     (c)    AFC will not:

            (1)   Other than pursuant to stock options Previously Disclosed in
                                                       --------------------
     its Disclosure Schedule and currently outstanding as of the date hereof:
     (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights;

            (2) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

            (3) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

            (4) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

            (5) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law;

            (6) Alter, amend or repeal its bylaws or articles of incorporation;

            (7) Take any other action which would make any representation or warranty in Article 2 hereof untrue; or

            (8)   Agree or commit to do anything prohibited by this Section 4.4.

     4.5    Operation of the Business of F&M

     F&M agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by AFC, during the period from the date hereof to the Effective Date:

     (a) F&M will and will cause each of the F&M Subsidiaries to conduct their respective operations only in the ordinary and usual course of business consistent with past practice and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

     (b) F&M shall not, and shall not permit any of the F&M Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or AFC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

     4.6  Dividends

     F&M agrees that prior to the Effective Date AFC may declare and pay its regular quarterly cash dividend in an amount not to exceed $0.12 per share.

     4.7  No Solicitation of Other Offers

     Without the prior written consent of F&M, AFC shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as hereinafter defined); provided, however, that nothing contained in this Section 4.7 shall prohibit the Board of Directors of AFC from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) the Board of Directors of AFC concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would likely constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) prior to taking such action, AFC receives from such person or entity an executed confidentiality agreement, and (iii) the Board of Directors of AFC concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. AFC shall immediately notify F&M orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry. For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction involving AFC or any purchase of all or any material portion of the assets of AFC.

     4.8  Regulatory Filings

     F&M and AFC shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Merger. F&M shall use its best efforts to obtain prompt approval of each required application.

     4.9  Public Announcements

     Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

     4.10  Accounting Treatment

     F&M and AFC shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

     4.11  Affiliate Agreements

     AFC has identified to F&M all persons who were, as of the date hereof, directors or executive officers of AFC (the "Affiliates"). AFC has delivered a written letter agreement in the form of Exhibit C hereto from each Affiliate.

     4.12  Benefit Plans; Certain Officer Agreements

     (a) Upon consummation of the Merger, as soon as administratively practicable, employees of AFC shall be entitled to participate in the F&M pension, health and welfare benefit and similar plans on the same terms and conditions as employees of the F&M Companies, giving effect to years of service for purposes of eligibility to participate, eligibility for benefits, and vesting with AFC as if such service were with F&M and limiting preexisting condition exclusions in accordance with the Health Insurance Portability and Accountability Act of 1996.

     (b) F&M shall offer employment and severance agreements to those AFC employees as have been Previously Disclosed by F&M on substantially the same terms as Previously Disclosed by F&M prior to the date hereof.

     4.13  NYSE Listing

     F&M shall use its reasonable best efforts to list, as of the Effective Date, on the NYSE upon official notice of issuance, the shares of F&M Common Stock to be issued in the Merger.

     4.14  Indemnification

     Following the Effective Date and for a period of six years thereafter, F&M shall indemnify, defend and hold harmless any person who has rights to indemnification from AFC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and AFC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, F&M shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between F&M and the indemnified party. F&M shall use its reasonable best efforts to maintain AFC's existing directors' and officers' liability policy, or some other policy, including F&M's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of AFC for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof.

     4.15  Stock Option Agreement

     AFC shall grant to F&M an option to acquire such number of shares of AFC Common Stock that would equate to 19.9% of the issued and outstanding common stock of AFC as of the date hereof, all in accordance with the Option Agreement.

                                   ARTICLE 5
                           Conditions to the Merger

     5.1   General Conditions

     The respective obligations of each of F&M and AFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

     (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of AFC.

     (b) Registration Statement; NYSE Listing. The Registration Statement shall have been declared effective under the Securities Act, and F&M shall received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue F&M Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit or authorization shall be subject to a stop order or any threatened stop order of the SEC or any state securities commissioner. The shares of F&M Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

     (c) Regulatory Approvals. F&M and AFC shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of F&M or AFC, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

     (d) Tax Opinion. F&M and AFC shall have received the opinion of LeClair Ryan, A Professional Corporation, counsel to F&M, in form and substance satisfactory to F&M and AFC and dated as of the Effective Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the shareholders of AFC to the extent they receive F&M Common Stock solely in exchange for their AFC Common Stock in the Merger. In rendering its opinions, such counsel may rely upon representations contained in certificates of officers of F&M, AFC and others.

     (e) Opinions of Counsel. AFC shall have delivered to F&M and F&M shall have delivered to AFC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

     (f) Legal Proceedings. Neither F&M nor AFC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     5.2   Conditions to Obligations of F&M

     The obligations of F&M to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of AFC set forth in Article 2 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

     (b) Performance of Obligations. AFC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

     (c) Officers' Certificate. AFC shall have delivered to F&M a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

     (d) Accountants' Letter. F&M shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to F&M, that the Merger will qualify for pooling-of-interests accounting treatment.

     (d) Employment and Severance Agreements. William J. Farinholt shall have entered into an employment agreement and a severance agreement, effective as of the Effective Date, with F&M in substantially the same form and on substantially the same terms as Previously Disclosed by F&M prior to the date hereof.

     5.3   Conditions to Obligations of AFC

     The obligations of AFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of F&M set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

     (b) Performance of Obligations. F&M shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

     (c) Officers' Certificate. F&M shall have delivered to AFC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.3(a) and 5.3(b) have been satisfied.

     (d) Investment Banking Letter. AFC shall have received an updated fairness opinion from Davenport & Company LLC, financial advisor to AFC, addressed to AFC and dated on or about the date the Proxy Statement is mailed to shareholders of AFC, to the effect that the terms of the Merger are fair to the shareholders of AFC from a financial point of view.

                                   ARTICLE 6
                                  Termination

     6.1   Termination

     This Agreement and the Plan of Merger may be terminated at any time before the Effective Date, whether before or after approval thereof by the shareholders of AFC at the AFC Meeting, as provided below:

     (a)   Mutual Consent.  By the mutual consent in writing of F&M and AFC.

     (b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before March 10, 2001, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

     (c) Conditions to F&M Performance Not Met. By F&M upon delivery of written notice of termination to AFC if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of F&M to effect the Merger set forth in Sections
5.1 and 5.2, and such noncompliance is not waived by F&M.

     (d) Conditions to AFC Performance Not Met. By AFC upon delivery of written notice of termination to F&M if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of AFC to effect the Merger set forth in Sections
5.1 and 5.3, and such noncompliance is not waived by AFC.

     (e) Due Diligence Review of AFC. By F&M in writing at any time prior to July 31, 2000 if F&M determines in its sole good faith judgment that the financial condition, business or prospects of AFC are materially adversely different from what was reasonably expected by F&M after the performance of its due diligence prior to the execution of this Agreement; provided that F&M shall inform AFC upon such termination of the reasons for F&M's determination and, provided further, that this Section 6.1(e) shall not limit in any way the due diligence investigation of AFC which F&M may perform or otherwise affect any other rights which F&M has after the date hereof and after July 31, 2000, under the terms of this Agreement.

     (f) Due Diligence Review of F&M. By AFC in writing at any time prior to July 31, 2000, if AFC determines in its sole good faith judgment that the financial condition, business or prospects of F&M are materially adversely different from what was reasonably expected by AFC after the performance of its due diligence prior to the execution of this Agreement; provided that AFC shall inform F&M upon such termination of the reasons for AFC's determination and, provided further, that this Section 6.1(f) shall not limit in any way the due diligence investigation of F&M which AFC may perform or otherwise affect any other rights which AFC has after the date hereof and after July 31, 2000, under the terms of this Agreement.

     6.2   Effect of Termination

     In the event this Agreement is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in

Sections 4.2, 4.9 and 6.4, respectively, shall survive any such termination and
(ii) a termination pursuant to 6.1(c) or 6.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination.

     6.3   Survival of Representations, Warranties and Covenants

     All representations, warranties and covenants in this Agreement and the Plan of Merger shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.4   Fees and Expenses

     (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses shall be shared equally between F&M and AFC.

     (b) Notwithstanding any provision in this Agreement to the contrary, if for any reason the Merger is not approved by AFC's shareholders at the AFC Meeting or any adjournment thereof, then AFC shall reimburse F&M for one-half of its reasonable out-of-pocket and other expenses incurred by F&M in connection with entering into this Agreement and the transactions contemplated hereunder, provided that the maximum amount that AFC shall be responsible to F&M under this
Section 6.4(b) shall be limited to $50,000.

     (c) If this Agreement is terminated by F&M or AFC because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

     (d) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty days after the termination of this Agreement.

                                   ARTICLE 7
                              General Provisions

     7.1   Entire Agreement

     This Agreement contains the entire agreement among F&M and AFC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

     7.2   Binding Effect; No Third Party Rights

     This Agreement shall bind F&M and AFC and their respective successors and assigns. Other than Section 4.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

     7.3   Waiver and Amendment

     Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the AFC Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

     7.4   Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

     7.5   Notices

     All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

           If to F&M:
                 Alfred B. Whitt
                 F&M National Corporation
                 9 Court Square
                 P. O. Box 2800
                 Winchester, Virginia 22604
                 Tele:  (540) 665-4282

           Copy to:
                 George P. Whitley, Esquire
                 LeClair Ryan, A Professional Corporation
                 707 East Main Street; 11th Floor
                 Richmond, Virginia 23219
                 Tele:  (804) 783-2003

           If to AFC:
                 William J. Farinholt
                 Atlantic Financial Corp.
                 737 J. Clyde Morris Boulevard
                 Newport News, Virginia 23061
                 Tele:  (757) 595-7020

           Copy to:
                 Wayne A. Whitham, Jr., Esquire
                 Williams, Mullen, Christian & Dobbins
                 1021 East Cary Street
                 P.O. Box 1320
                 Richmond, Virginia 23210-1320
                 Tele:  (804) 783-6473

     7.6   Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

     7.7   Severability

     In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.


                                   F&M NATIONAL CORPORATION


                                   By:  /s/ Alfred B. Whitt
                                        ---------------------------------------
                                        Alfred B. Whitt
                                        President and Chief Executive Officer



                                   ATLANTIC FINANCIAL CORP.


                                   By:  /s/ William J. Farinholt
                                        ---------------------------------------
                                        William J. Farinholt
                                        President and Chief Executive Officer

                                                                       EXHIBIT A
                                                            To the Agreement and
                                                          Plan of Reorganization


                                PLAN OF MERGER
                                    BETWEEN
                           F&M NATIONAL CORPORATION
                                      AND
                           ATLANTIC FINANCIAL CORP.

     Pursuant to this Plan of Merger ("Plan of Merger"), Atlantic Financial Corp., a Virginia corporation ("AFC"), shall merge with and into F&M National Corporation, a Virginia corporation ("F&M").

                                   ARTICLE I
                              Terms of the Merger

     1.1  The Merger

     Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of July 5, 2000, by and between F&M and AFC (the "Agreement"), at the Effective Date AFC shall be merged with and into F&M (the "Merger") in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act. F&M shall be the surviving corporation of the Merger, and its name shall remain F&M (F&M as existing on and after the Effective Date is sometimes referred to as the "Surviving Corporation"). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.5 of the Agreement (the "Effective Date").

     1.2  Articles of Incorporation and Bylaws

     The Articles of Incorporation and Bylaws of F&M in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

                                  ARTICLE II
                          Manner of Converting Shares

     2.1  Conversion of Shares

     Upon and by reason of the Merger becoming effective, no cash shall be allocated to the shareholders of AFC and stock shall be issued and allocated as follows:

     (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $5.00 per share, of AFC ("AFC Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into and exchanged for 0.753 shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock") pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the "Exchange Ratio").

     (b) Each holder of a certificate representing shares of AFC Common Stock upon the surrender of his AFC stock certificates to the Exchange Agent (as defined in Section 2.2), duly endorsed for transfer in accordance with Section
2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of F&M Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of AFC Common Stock shall have the right to receive the consideration described in this Section 2.1 and Section 2.3 upon the surrender of such certificate in accordance with Section 2.2.

     (c) In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

     (d) From and after the Effective Date, all employee stock options to purchase shares of AFC Common Stock (each, a "AFC Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such AFC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such AFC Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such AFC Stock Option shall be equal to the number of shares of AFC Common Stock that were purchasable under such AFC Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such AFC Stock Option shall be adjusted by dividing the per share exercise price of each such AFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each AFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner that is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any AFC Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

     2.2  Manner of Exchange of AFC Common Stock Certificates

     As promptly as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent ("Exchange Agent"), to send to each former holder of record of AFC Common Stock immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of AFC Common Stock for the consideration set forth in Section 2.1 above. Any dividends paid on any shares of F&M Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of AFC Common Stock, will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to F&M and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such dividends to which the holder of such shares shall be entitled to receive upon such delivery.

     2.3  No Fractional Shares

     No certificates or scrip for fractional shares of F&M Common Stock will be issued. In lieu thereof, F&M will pay the value of such fractional shares in cash on the basis of the Average Closing Price of F&M Common Stock. As used herein, "Average Closing Price" shall mean the average closing price of F&M Common Stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the fifth trading day prior to the Effective Date.

     2.4  Dividends

     No dividend or other distribution payable to the holders of record of F&M Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of AFC Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions shall be paid (without interest).

     2.5  Rights of Dissenting Shareholders

     Shareholders of AFC who object to the Merger will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the Act.

                                  ARTICLE III
                             Conditions Precedent

     The obligations of F&M and AFC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

                                  ARTICLE IV
                                  Termination

     This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 6 of the Agreement.

                                                                       Exhibit B


                            STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of July 5, 2000 (the "Option Agreement"), by and between ATLANTIC FINANCIAL CORP., a Virginia corporation ("AFC"), and F&M NATIONAL CORPORATION, a Virginia corporation ("F&M").

                                  WITNESSETH

     WHEREAS, the Boards of Directors of the parties hereto approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Plan of Merger, dated as of the date hereof (together referred to herein as the "Merger Agreements"), whereby AFC shall become a wholly-owned subsidiary of F&M through the exchange of each outstanding share of common stock of AFC for shares of common stock of F&M (the "Merger"); and

     WHEREAS, as a condition to and as consideration for F&M's entry into the Merger Agreements and to induce such entry, AFC has agreed to grant to F&M the option set forth herein to acquire authorized but unissued shares of AFC Common Stock.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1.   Definitions

     Capitalized terms used but not defined herein and defined in the Merger Agreements shall have the same meanings as in the Merger Agreements.

     2.   Grant of Option

     Subject to the terms and conditions set forth herein, AFC hereby grants to F&M an option (the "Option") to acquire up to 829,468 shares of AFC Common Stock at a price of $15.00 per share (the "Exercise Price") in exchange for the consideration provided in Section 4 hereof; provided, however, that in the event AFC issues or agrees to issue any shares of AFC Common Stock (other than as permitted under the Merger Agreements) at a price less than $15.00 per share (as adjusted pursuant to Section 6 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of AFC Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of AFC Common Stock, before giving effect to the exercise of the Option. The number of shares of AFC Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

     3.   Exercise of Option

     (a) Subject to compliance with applicable law and regulation, F&M may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

     (b) AFC shall notify F&M promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

     (c) In the event that F&M wishes to exercise the Option, it shall send AFC a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, F&M shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Time of the Merger; (ii) upon termination of the Merger Agreements in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by AFC of a Specified Covenant (as defined below) or (B) the failure of AFC to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Merger Agreements based upon a material breach by AFC of a Specified Covenant or the failure of AFC to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

     (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (1) AFC, without having received F&M's prior written consent, shall have entered into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with AFC, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of AFC, or
     (iii) purchase or otherwise acquire directly from AFC securities representing 10% or more of the voting power of AFC;

          (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of AFC Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
     Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

          (3) any person shall have made a bona fide proposal to AFC by public announcement or written communication that is or becomes the subject of public disclosure to acquire AFC by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the Board of Directors of AFC shall have recommended that the shareholders of AFC approve or accept such proposal and not the Merger Agreements.

     (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreements.

     4.   Payment and Delivery of Certificates

     (a) At the Closing Date, F&M shall tender certified funds in an amount equal to the aggregate Exercise Price for the number of shares with respect to which F&M is exercising the Option.

     (b) At such closing, AFC shall deliver to F&M a certificate or certificates representing the number of shares of AFC Common Stock exchanged for the Exercise Price and F&M shall deliver to AFC a letter agreeing that F&M will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for AFC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                    "The transfer of the shares represented by this Certificate is subject to certain provisions of an agreement between the registered holder hereof and Atlantic Financial Corp. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Atlantic Financial Corp. A copy of such agreement will be provided to the holder thereof without charge upon receipt by Atlantic Financial Corp. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if F&M shall have delivered to AFC a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to AFC, to the effect that such legend is not required for purposes of the Securities Act.

     5.   Representations

     AFC hereby represents, warrants and covenants to F&M as follows:

     (a) AFC shall at all times maintain sufficient authorized but unissued shares of AFC Common Stock so that the Option may be exercised without authorization of additional shares of AFC Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6.   Adjustment Upon Changes in Capitalization

     In the event of any change in AFC Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of AFC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of warrants or options to acquire shares of AFC Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger Agreements without constituting a breach thereof), the number of shares of AFC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of AFC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of AFC Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger Agreements without constituting a breach thereof. Nothing contained in this Section 6 shall be deemed to authorize AFC to breach any provision of the Merger Agreements.

     7.   Registration Rights

     AFC shall, if requested by F&M, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of AFC Common Stock that are acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by F&M. F&M shall provide all information reasonably requested by AFC for inclusion in any registration statement to be filed hereunder. AFC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at AFC's expense except for underwriting commissions and the fees and disbursements of F&M's counsel attributable to the registration of such AFC Common Stock. A second registration statement may be requested hereunder at F&M's expense. In no event shall AFC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by AFC of AFC Common Stock. If requested by F&M, in connection with any such registration, AFC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from F&M or an assignee of F&M under this
Section 7, AFC agrees to send a copy thereof to F&M and to any assignee of F&M known to AFC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8.   Severability

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of AFC Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of AFC to allow the holder to acquire, or to require AFC to repurchase, to the extent permitted under applicable law and without having to borrow funds or otherwise raise capital to the extent that AFC would thereafter not be considered a "well-capitalized" institution under federal banking laws, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

     9.   Miscellaneous

     (a)  Expenses. Except as otherwise provided herein, each of the parties
          --------
hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b)  Entire Agreement. Except as otherwise expressly provided herein, this
          ----------------
Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (c)  Assignment. Neither of the parties hereto may assign any of its rights
          ----------
or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and F&M shall have delivered to AFC a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to AFC, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, F&M shall give written notice of the proposed assignment to AFC, and within 48 hours of such notice of a bona fide proposed assignment, AFC may purchase the Option at a price and on other terms at least as favorable to F&M as that set forth in the notice of assignment.

     (d)  Notices. All notices or other communications that are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 7.5 of the Reorganization Agreement.

     (e)  Counterparts. This Option Agreement may be executed in any number of
          ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (f)  Specific Performance. The parties agree that damages would be an
          --------------------
inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (g)  Governing Law. This Option Agreement shall be governed by and
          -------------
construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                   ATLANTIC FINANCIAL CORP.


                                   By:  /s/ William J. Farinholt
                                        --------------------------------------
                                        William J. Farinholt
                                        President and Chief Executive Officer



                                   F&M NATIONAL CORPORATION


                                   By:  /s/ Alfred B. Whitt
                                        --------------------------------------
                                        Alfred B. Whitt
                                        President and Chief Executive Officer